UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
and Exchange Act of 1934

Check the appropriate box:

[ ]     Preliminary Information Statement

[ ]     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ x ]     Definitive Information Statement

Crimson Exploration Inc.

(Name of Registrant as Specified in Its Charter)

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[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CRIMSON EXPLORATION INC.
717 Texas Ave., Suite 2900
houston, texas 77002

     __________________________________________________________________________________________________________________________________________________________________________________________________

NOTICE OF ACTION WITHOUT A MEETING

To the Stockholders of Crimson Exploration Inc.:

     This Information Statement is being furnished to all holders of record of the common stock, par value $0.001 per share, of Crimson Exploration Inc. (“Crimson”, the “Company”, “we”, “us” or “our”), Series G Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series G Preferred Stock”) and Series H Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series H Preferred Stock”) at the close of business on August 18, 2008 (the “Record Date”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Information Statement is:

       (1)      to inform holders of common stock, Series G Preferred Stock and Series H Preferred Stock that the Company has obtained the written consent of the requisite holders of common stock (on an as-if converted basis) as of the close of business on the Record Date approving the amendment and restatement of the Company’s 2005 Stock Incentive Plan (the “Amended Plan”), the form of which is attached hereto as Exhibit A; and

        (2)     to serve as notice of the foregoing actions in accordance with Section 228(e) of the Delaware General Corporation Law of the State of Delaware.

     The Company had 5,212,644 shares of common stock issued and outstanding, and 11,038,562 shares of common stock on an as-if converted basis issued and outstanding, as of the close of business on the Record Date. Each share of common stock (on an as-if converted basis) entitles the holder thereof to one vote on the matter submitted to the stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock (on an as-if converted basis) as of the close of business on the Record Date is required to approve the Amended Plan. On August 28, 2008, the holders of a majority of the outstanding shares of common stock, Series G Preferred Stock and Series H Preferred Stock (voting on an as-if converted basis) executed a written consent approving the Amended Plan. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The approximate date on which this Information Statement is being sent by the Company to the holders of common stock, Series G Preferred Stock and Series H Preferred Stock as of the close of business on the Record Date is September 25, 2008.

Sincerely,

/s/ Allan D. Keel

                                                                                                               Allan D. Keel
September 23, 2008                                                                             President and Chief Executive Officer

CRIMSON EXPLORATION INC.
717 Texas Ave., Suite 2900
houston, texas 77002
INFORMATION STATEMENT
DATED SEPTEMBER 23, 2008

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

This Information Statement is being furnished to all holders of record of the common stock, par value $0.001 per share, of Crimson Exploration Inc. (“Crimson”, the “Company”, “we”, “us” or “our”), Series G Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series G Preferred Stock”) and Series H Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series H Preferred Stock”) at the close of business on August 18, 2008.

Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”) states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Our certificate of incorporation permits stockholders to take action by less than unanimous written consent if consented to by the Board in advance or permitted by the terms of any preferred stock designation, and our Board has adopted resolutions permitting action by written consent in connection with the matters covered by this Information Statement.

On August 28, 2008, one of our stockholders holding more than a majority of the voting power of our outstanding shares of common stock, Series G Preferred Stock and Series H Preferred Stock, voting on an as-if converted to common stock basis, executed a written consent with respect to its shares of Series G Preferred Stock and Series H Preferred Stock approving the amendment to our 2005 Stock Incentive Plan. This consent was executed following approval of the actions by our Board on August 15, 2008. Because the actions have been approved by the holders of the requisite number of outstanding shares of our capital stock that are entitled to cast votes, no other stockholder approval of these actions is necessary. This Information Statement will also serve as notice of actions taken without a meeting as required by Section 228(e) of the DGCL. No further notice of the actions described herein will be given to you.

This Information Statement is provided to our stockholders for informational purposes only, and you need not take any further action in connection with this Information Statement. We will bear all costs of preparing and delivering this Information Statement.

This Information Statement advises stockholders:

•

that the Board adopted resolutions on August 15, 2008 to authorize an amendment to our 2005 Stock Incentive Plan to increase the maximum aggregate number of shares of common stock which may be issued upon exercise of all awards under the 2005 Stock Incentive Plan, to make certain adjustments for the Company’s reincorporation from Texas to Delaware, to make other changes to conform the Plan’s provisions to the final regulations under Section 409A of the Internal Revenue Code, as amended (the “Code”), and for certain other conforming and clarifying changes; and

•

that the above-mentioned action was approved by written consent by OCM GW Holdings, LLC (the “Principal Stockholder”), the record holder at such time of 1,996,486 shares of the common stock, 76,710 shares of the Series G Preferred Stock and 2,000 shares of the Series H Preferred Stock, which held of record, with respect to its shares of Series G Preferred Stock and Series H Preferred Stock, approximately 52.78% of the voting power of the outstanding capital stock entitled to vote on such matters.

The action described above will not become effective until no earlier than 5:00 p.m., Central Standard time, on the date that is 20 days from the date of the mailing of this Information Statement.

This Information Statement is first being provided to the stockholders on or about September 29, 2008.

Outstanding Shares and Voting Rights

Pursuant to our certificate of incorporation, we currently have authorized the issuance of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The Series G Preferred Stock and Series H Preferred Stock are convertible into shares of common stock and vote together with the common stock on an as-if-converted to common stock basis. As of August 18, 2008, the Principal Stockholder was entitled to vote an aggregate of 7,822,404 “as converted” shares of common stock, including accumulated dividends on the Series G Preferred Stock of 1,278,538 equivalent shares of common stock. Each share of common stock entitles the holder to one vote with respect to the matters discussed in this Information Statement. The common stock, and the Series G Preferred Stock and the Series H Preferred Stock on an as-if converted basis, are referred to in this Information Statement as the “Voting Securities.” Other than the common stock, the Series G Preferred Stock and the Series H Preferred Stock, we have no other Voting Securities.

As of close of business on the Record Date, we had 5,212,644 shares of common stock issued and outstanding (11,038,562 shares on an as-if converted basis), 80,500 shares of Series G Preferred Stock issued and outstanding and 2,100 shares of Series H Preferred Stock issued and outstanding. Each share of common stock outstanding as of close of business on the Record Date is entitled to one vote on the matter submitted to a vote of the common stockholders, and each share of Series G Preferred Stock and Series H Preferred Stock votes on an as-if converted to common stock basis, and is thus entitled to that number of votes equal to the number of shares of common stock into which such share of preferred stock may convert as of the Record Date including, with respect to the Series G Preferred Stock, accumulated dividends thereon.

This Information Statement is being mailed on or about September 29, 2008 to the holders of record of our capital stock as of close of business on the Record Date, which is August 18, 2008. Section 213(b) of the DGCL sets forth the rules for ascertaining the record date to determine which stockholders of a corporation are eligible to consent to action by written consent pursuant to Section 228 of the DGCL. Pursuant to Section 213(b), our Board approved the matters set forth in this Information Statement on August 15, 2008 and set the Record Date as the next succeeding business day, or August 18, 2008, and, therefore, holders of record of the common stock, the Series G Preferred Stock and the Series H Preferred Stock as of the Record Date were entitled to consent to the actions described in this Information Statement.

The August 28, 2008 written consent of the Principal Stockholder referenced above and described in this Information Statement was executed by the Principal Stockholder with respect to the shares of Series G Preferred Stock and Series H Preferred Stock held by it and eligible to vote on those matters on the Record Date, representing over 52.78% of the voting power of the Voting Securities. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

REQUIRED CONSENT

Consistent with the DGCL and under our bylaws and certificate of incorporation, stockholder approval of an action may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the Board has consented to the taking of such action by written consent (or if permitted by the terms of our preferred stock). The Board approved the taking of action by written consent in connection with its approval of the matters set forth in this Information Statement on August 15, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 18, 2008 regarding the beneficial ownership of common stock by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers, and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this Information Statement by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent %

Allan D. Keel (1, 2,14)	Common	899,290	14.87
	Series G	600	*
E. Joseph Grady (2, 3)	Common	320,584	5.85
Tracy Price (2, 4)	Common	229,200	4.25
Jay S. Mengle (2, 5)	Common	164,350	3.10
Thomas H. Atkins (2, 6)	Common	128,350	2.43

B. James Ford (7,8)	Common	0	*
Adam C. Pierce (7,8)	Common	0	*
Lee B. Backsen (2, 13)	Common	5,088	*
Lon McCain (2, 13)	Common	5,088	*
All current directors and officers as a group (9 persons) (9)	Common	1,751,950	26.36
	Series G	600	*
Oaktree Capital Management, LLC (8,10,15)	Common	7,822,405	70.86
	Series G	76,710	95.29
	Series H	2,000	90.91
J. Virgil Waggoner (11,12)	Common	425,333	8.16

*	Denotes less than 1% of class beneficially owned.
(1)

Reported common stock includes 65,980 shares held directly, 43,560 shares underlying convertible preferred stock, and options to acquire 789,750 shares of common stock that vested as follows: 182,250 shares on February 28, 2006, 303,750 shares on February 28, 2007 and 303,750 shares on February 28, 2008.

(2)	Stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.
(3)

Reported common stock includes 57,334 shares held directly and options to acquire 263,250 shares of common stock that vested as follows: 60,750 shares on February 28, 2006, 101,250 shares on February 28, 2007 and 101,250 shares on February 28, 2008.

(4)

Reported common stock includes 53,700 shares held directly and options to acquire 175,500 shares of common stock that vested as follows: 40,500 shares on April 1, 2006, 67,500 shares on April 1, 2007 and 67,500 shares on April 1, 2008.

(5)

Reported common stock includes 76,600 shares held directly and options to acquire 87,750 shares of common stock that vested as follows: 20,250 shares on April 1, 2006, 33,750 shares on April 1, 2007 and 33,750 shares on April 1, 2008.

(6)

Reported common stock includes 53,600 shares held directly and options to acquire 74,750 shares of common stock that vested as follows: 17,250 shares on April 1, 2006, 28,750 shares on April 1, 2007 and 28,750 shares on April 1, 2008.

(7)	Excludes shares held by Oaktree Capital Management, LLC, of which Messrs. Ford and Pierce both disclaim beneficial ownership.
(8)	Stockholder’s address is c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.
(9)

Reported common stock includes 317,390 shares held directly, 1,391,000 shares subject to currently exercisable options, and 43,560 shares underlying convertible preferred stock. All of our named executive offices elected in September 2008 to exchange their options exercisable at $17.00 per share for half as many shares of restricted stock. See “Executive Compensation —Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Based Incentive Compensation.”

(10)

Reported common stock includes 5,825,918 shares underlying Series G Preferred Stock and Series H Preferred Stock (including accrued dividends on the Series G Preferred Stock) and 1,996,486 shares in each case held directly by OCM GW Holdings, LLC. OCM Principal Opportunities Fund III, L.P. (“POF III ”) is the managing member of OCM GW Holdings, LLC and, therefore, has investment and voting control over the securities held by OCM GW Holdings, LLC. OCM Principal Opportunities Fund III GP, LLC (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I ”) is the managing member of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC (“Holdings ”) is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, Oaktree Capital Group Holdings L.P. (“OCGH”) is the holder of a majority of the voting units of OCG, and Oaktree Capital Group Holdings GP, LLC is the general partner of OCGH.

(11)	Stockholder’s address is 6605 Cypresswood Drive, Suite 250, Spring, Texas 77379.
(12)	Reported common stock includes 425,333 held directly.
(13)	Reported common stock includes 5,088 shares each held directly by Messrs. McCain and Backsen.
(14)	Reported common stock includes shares that Mr. Keel would receive upon conversion of his Series G Preferred Stock.
(15)	Reported common stock includes shares that Oaktree Capital Management, LLC would receive upon conversion of its Series G Preferred Stock and Series H Preferred Stock.

DIRECTOR Compensation

Our directors who also serve as employees receive no compensation for serving on our Board of Directors (the “Board”). The following table sets forth the aggregate compensation awarded to, earned by or paid to our directors during fiscal 2007:

Director Compensation for the Fiscal Year ended December 31, 2007
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Skardon F. Baker(2)	20,000		20,000
B. James Ford	20,000		20,000
Lon McCain	31,000	10,000	41,000
Lee B. Backsen	22,500	10,000	32,500

_________________

(1)  Includes the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2007 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown    exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as applicable. As of December 31, 2007, the number of shares of stock held by each non-employee director was: Mr. Baker — 0; Mr. Ford — 0; Mr. McCain — 5,088; and Mr. Backsen — 5,088.

(2)  Mr. Baker resigned as a member of the Board and was replaced by Mr. Adam C. Pierce effective January 24, 2008.

On June 1, 2005, our Board approved a compensation plan for non-employee directors (the “Director Compensation Plan”), providing for a $10,000 annual retainer, with a $2,000 meeting attendance fee ($1,000 if by telephone) for a maximum of $8,000 per director per year, with an additional fee of $2,000 payable ($1,000 payable if attending by telephone) for attendance at committee meetings held on days other than those on which our Board meets. The chairmen of the audit and compensation committees are each entitled to receive an annual retainer of $5,000 and $2,500, respectively.

Under the Director Compensation Plan, each non-employee director receives $15,000 of restricted common stock for his first year of service subject to a two-year vesting schedule. Upon re-election, each non-employee director receives $10,000 in restricted common stock, subject to a one-year vesting requirement. The number of shares to be awarded is determined based on the fair market value of our common stock as of the close of trading on the date of grant. Messrs. Ford, Baker, employees of the Principal Stockholder, elected not to receive stock awards during 2007 and 2006.

In addition, the Director Compensation Plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

Executive Compensation

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Introduction

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.”

Name	Principal Position
Allan D. Keel	Chief Executive Officer and President
E. Joseph Grady	Senior Vice President and Chief Financial Officer
Tracy Price	Senior Vice President – Land/Business Development
Jay S. Mengle	Senior Vice President – Engineering
Thomas H. Atkins	Senior Vice President - Exploration

Objectives and Philosophy of Our Executive Compensation Program

Due to an aging of the industry employee base, and a shortage of new entrants into the industry, competition for high-caliber personnel experienced in the oil and gas industry has become very intense. Accordingly, the objective of our compensation program is to establish a competitive compensation program with appropriate compensation packages for the wide variety of duties performed by our named executive officers. In addition, we have sought to establish a competitive compensation program that motivates our executive officers to enhance long-term stockholder value.

Recognizing that attracting, retaining and motivating our executive officers to successfully perform demanding roles is critical to meeting our strategic business and financial goals, our compensation philosophy is that the compensation paid to our executive officers should be directly and materially linked to our achievement of our specific annual, long-term and strategic goals and to each officer’s individual contribution to the attainment of those goals. We believe our overall compensation strategy of offering a balanced combination of annual and long-term compensation to our executive officers based upon corporate and individual performance helps maximize stockholder return.

To achieve these objectives, we have historically evaluated the compensation paid to our executive officers based upon the following factors:

•	the appropriate mix of salary, cash incentives and equity incentives;

•	company growth and financial and operational performance, as well as individual performance; and

•

market analysis of the compensation packages of our executive officers compared to the compensation packages of executive officers at other oil and gas industry companies that are similar to ours in their operations, among other factors.

Except as otherwise noted below, we do not assign relative weights or rankings to these factors. Instead, the compensation committee makes subjective determinations of compensation levels based upon a consideration of all of these factors.

Setting Executive Compensation

On behalf of our Board, the compensation committee reviews, evaluates and approves all compensation for our executive officers, including our compensation philosophy, policies and plans. Our Chief Executive Officer and Chief Financial Officer also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the compensation committee or our Board.

The compensation committee did not rely on independent compensation consultants to assist it in evaluating executive compensation matters for fiscal 2006 or 2007. Instead, the compensation committee made comparisons of our executive compensation program to the compensation paid to executives of other companies within the oil and gas industry. Energy industry compensation surveys from Effective Compensation Inc. (“ECI”) were used. ECI surveys were utilized as they are specific to the energy industry and derive their data from direct contribution from those industry peers that participate in their survey process. The industry peers that participate in the ECI survey is very extensive and includes most companies that we currently consider to be our peer group, as well as companies somewhat larger than us but with which we compete for talent. The surveys were used to compare our executive compensation program against companies that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees.

In January 2008, the compensation committee retained Longnecker & Associates, an experienced compensation consulting firm that has access to national compensation surveys and our compensation information, to conduct a company-wide review of our compensation policies and programs to determine our level of competitiveness in the oil and gas industry and advise the compensation committee as to whether modifications should be adopted in order to attract, motivate and retain key employees. The results of that review, as well as the latest ECI survey, were utilized by the compensation committee in determining the executive compensation levels for fiscal 2008.

Elements of Our Executive Compensation Program

General

The principal components of our executive compensation program include:

•	base salary;

•	performance-based cash incentive compensation;

•	discretionary cash incentive compensation;

•	long-term equity-based incentive compensation;

•	overriding royalty interest plan compensation;

•	severance benefits; and

•	other benefits.

Base Salary

We provide base salaries to our executive officers to compensate them for services rendered during the year at levels that we believe are competitive in the oil and gas industry and that are designed to allow us to attract, motivate and retain executive officers. Base salaries are a major component of the total annual cash compensation paid to our executive officers and are reviewed annually by the compensation committee. Base salary determinations are made by the Board taking into consideration salary recommendations from the compensation committee. The compensation committee will consider senior management’s recommendations as to appropriate compensation for members of management reporting to them.

Most of our executive officers are subject to employment agreements that provide for a fixed base salary. These salaries were determined after taking into account many factors, including:

•	the historic salary structure within our company,

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	salaries paid for comparable positions at similarly-situated companies.

At the time the employment agreements were entered into, we set base salaries at the base salary comparables at or near the 50th percentile of salaries of comparable executive officers of our peer group of companies. Subsequent changes to those initial salaries have been made after consideration of our performance, individual performance and competitive salaries prevalent in the oil and gas industry.

After a consideration of the factors described above, we did not increase the base salary levels of our named executive officers during fiscal 2007.

In 2008, our Board, based on the recommendation of the compensation committee, approved increases to the annual base salaries of the named executive officers as follows:

Name	Former Base Salary	New Base Salary
Allan D. Keel	$240,000	$370,000
E. Joseph Grady	$220,000	$340,000
Jay S. Mengle	$180,000	$220,000
Thomas H. Atkins	$180,000	$200,000
Tracy Price	$185,000	$200,000

Performance-Based Cash Incentive Compensation

All of our employees, including our named executive officers, are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward employees on the basis of our company attaining pre-determined performance measures.

The compensation committee annually approves the quantitative performance goals for five separate categories under the plan. The categories are reviewed annually by the compensation committee with input from our executive officers and adjusted, as needed, in order to reflect our current structure and operations. For fiscal 2007 and 2008, the categories consist of the following:

•	Oil and Gas Production Levels (Production). The Production goal is based on targeted performance levels for the fiscal year.

•

Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (EBITDAX). EBITDAX is a non-GAAP measure we use as an approximation of cash flow from operations before tax. Our definition of EBITDAX may differ from that of other companies and excludes Exploration (Geological & Geophysical) expenses, Exploration Dry Hole Costs (DHC) and other charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting.

•

Replacement of Oil and Natural Gas Reserves Depleted by Production (Reserve Replacement). Reserve Replacement is a measure of our ability to replace oil and gas reserves over and above equivalent reserves depleted by oil and gas production during the fiscal year.

•

Finding and Development Costs (F&DC). F&DC measures the cost to locate prospects, acquire production rights, drill and complete wells and install or construct production equipment and facilities per equivalent unit of proved reserves added ($/Mcfe) during the fiscal year, inclusive of revisions of prior year reserve estimates.

•

Return on Invested Capital (ROIC). ROIC is a measure of earnings before tax but excludes certain expenses, including exploration costs and dry hole costs, FAS 123R expenses, gains/losses from mark to market accounting on derivatives and gains/losses from asset impairment, divided by average stockholders’ equity for the year (consisting of the par value of our preferred stock and common stock plus additional paid-in capital).

Each performance category was selected based on the compensation committee’s belief that it most accurately measures our corporate performance in relation to comparable oil and gas companies within our peer group.

Each year, the compensation committee establishes the “minimum,” “target” and “maximum” performance levels for each of the five performance categories and their appropriate weighting. For each executive officer, the compensation committee determines the appropriate percentage allocation to be assigned for each category. In most cases, when determining an executive officer’s bonus, the compensation committee gives equal weight to each category except when a particular performance category bears a more direct relationship to the executive officer’s areas of responsibility, in which case a particular performance category may be more heavily weighted. The weighting for each named executive officer for fiscal 2007 for each of the five categories was as follows:

Category	Mr. Keel	Mr. Grady	Mr. Price	Mr. Mengle	Mr. Atkins
Production	20%	20%	20%	30%	10%
EBITDAX	20%	20%	20%	20%	10%
Reserve Replacement	20%	20%	20%	20%	35%
F&DC	20%	20%	20%	20%	35%
ROIC	20%	20%	20%	10%	10%

For fiscal 2008, the compensation committee determined weights to be assigned to each performance category, based on the importance of each category to our overall success, and applied to each executive officer equally. The weighting for each named executive officer for fiscal 2008 for each of the five categories is as follows:

Category	Fiscal 2008
Production	20%
EBITDAX	20%
Reserve Replacement	20%
F&DC	20%
ROIC	20%

Should our financial and operating results meet or exceed either the pre-determined “minimum,” “target” and “maximum” values assigned a particular performance category, then each executive officer is paid an annual bonus that is a percentage of their annual salary. The compensation committee retains the right to make what it determines to be appropriate adjustments to actual results for the year, to the extent it believes that adjustments are warranted. For example, in determining the actual level of EBITDAX and ROIC for a particular year, it may exclude the effects of certain non-cash income/expense items such as the mark to market benefit/charge to the results of operations required by Statement of Financial Accounting Standards 133, non-cash charges to the results of operations related to FAS 123R for stock options or the variance in EBITDAX and ROIC caused by the variance in realized oil and gas prices compared to those incorporated into the performance goals (the theory here being that prices are largely not within management’s control).

For fiscal 2007, the compensation committee established the target bonus percentage for each executive officer after taking into account the importance of the position held by that officer to us achieving our performance goals during the year as well as published compensation surveys. The actual percentage of annual salary that was paid as an annual cash incentive bonus in 2007 ranged from 20% to 100% of the annual salaries for Messrs. Keel and Grady and from 20% to 70% of the annual salaries for Messrs. Price, Mengle and Atkins. The maximum values were originally determined at the time we entered into the employment agreements with each executive officer.

For fiscal 2008, as part of our compensation review process, the compensation committee has revised the target bonus percentage for each executive officer after taking into account Longnecker & Associates’s data and suggestions. The actual percentage of annual salary to be potentially paid as an annual cash incentive bonus in 2008 ranges from 50% to 120% of the annual salaries for Messrs. Keel and Grady and from 40% to 100% of the annual salaries for Messrs. Price, Mengle and Atkins.

The actual percentage of annual salary potentially paid to an executive officer as a bonus is dependent upon the extent to which we meet or exceed our pre-determined performance goals. Payment of annual cash incentive bonuses to our executive officers is not guaranteed and is based upon our actual performance during the fiscal year, including meeting at the least the “minimum” performance targets. Bonuses are typically paid out in cash during the first quarter of the year following the fiscal year in which they are earned, at the discretion of the compensation committee.

The compensation committee established the “minimum,” “target” and “maximum” performance levels for fiscal 2007 as follows:

•

The “minimum” level is equal to 85% of the “target” level of performance goal and is the level at which payout under the plan begins for the applicable performance measure. If the actual performance level for a measure is below the minimum level, no payout occurs with respect to that measure.

•	The “target” level is that at which 100% of the applicable performance goal is attained, and represents the expected payout level.

•	The “maximum” level is that at which 115% of the applicable “target” performance goal is attained.

After giving consideration to past Company performance and peer performance, the compensation committee set these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives. In 2007, the actual payouts of performance-based cash incentive compensation to each of our named executive officers were as follows:

Name	2007 Base Salary	2007 Performance-Based Cash Incentive Compensation
Allan D. Keel	$240,000	$106,000
E. Joseph Grady	$220,000	$97,000
Tracy Price	$185,000	$65,000
Jay S. Mengle	$180,000	$43,000
Tommy H. Atkins	$180,000	$70,000

For fiscal 2008, as part of our compensation review process, our Board, upon the recommendation of our compensation committee has revised the “minimum,” “target” and “maximum” performance levels as that at which 80%, 100% and 120% of the expected applicable “target” performance goal for each measure will occur, respectively.

Discretionary Cash Incentive Compensation

As one way of accomplishing our executive compensation program objectives, the compensation committee has the ability to award discretionary cash bonuses to our executive officers for their contribution to our financial and operational success. These amounts are in to addition to amounts awarded under our annual performance-based cash incentive compensation plan.

In August 2007, our Board, based on the recommendation of the compensation committee, approved the payment of a discretionary cash bonus award of $100,000 to each of Messrs. Keel, Grady and Mengle. Our Board also approved the payment of a discretionary cash bonus award of $50,000 to Mr. Price. These cash bonus payments were made in recognition of each executive officer’s individual performance in consummating the EXCO acquisition and the need to make appropriate adjustments to the compensation levels of our executive officers commensurate with that currently being paid to similarly-situated executive officers in the oil and gas industry.

In March 2008, Mr. Atkins was awarded a discretionary cash bonus of $40,000 in recognition of his success in developing an internal prospect generation capability, including a technical team, which was an individual effort that the compensation committee believed was not adequately rewarded under the annual cash incentive compensation plan described above.

Long-Term Equity-Based Incentive Compensation

We grant equity awards to give our executive officers a longer-term stake in the Company, act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases. In addition, the compensation committee occasionally grants equity awards in recognition of outstanding service to the Company. To achieve these objectives, the compensation committee has generally relied on the issuance of restricted stock and stock options.

Restricted stock awards reduce stockholder dilution, conserve shares available under our stock plans and align employees’ compensation goals with the creation of stockholder value. The Board believes that stock options are an effective incentive for executive officers, managers and other key employees to create value for us and our stockholders since the value of an option bears a direct relationship to appreciation in our stock price. By using stock-based compensation, we can focus much needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business.

In 2007, the decision whether to grant restricted stock or stock options, and the amount of restricted stock or stock options to be granted, was subjectively determined by the compensation committee based upon a number of factors, including individual performance, corporate performance, prior year grants and the need to attract, motivate and retain key employees.

In August 2007, our Board, based on the recommendation of the compensation committee, approved a grant of 50,000 restricted shares of our common stock to each of Messrs. Keel, Grady, Mengle and Atkins. Because equity awards are intended to facilitate retention, they vest at a rate of 33%, 23%, 22% and 22% over the following four years. These restricted stock grants were made in recognition of each executive officer’s individual performance in consummating the EXCO acquisition and the need to make appropriate modifications to the compensation levels of our executive officers such that our executive officers’ compensation is commensurate with that of similarly-situated executive officers in the oil and gas industry.

No stock options were granted to our executive officers in fiscal 2006 or 2007.

For fiscal 2008, as part of our compensation review process, we have made several changes to our long-term equity-based incentive compensation.

As part of our equity compensation plan changes, in September 2008, we provided our five named executive officers and six other employees holding outstanding stock options with an exercise price of $17.00 per share the option to exchange their stock options for shares of unvested restricted stock at the rate of two stock options for one share of restricted stock. All of our executives officers agreed to exchange their $17.00 options for shares of restricted stock. The restricted stock granted pursuant to the exchange offer will vest as follows:

•

50% of the restricted shares received by each holder will vest over four years at a rate of 25% each year, or all upon a change of control or death or disability as such terms are defined in our 2005 Stock Incentive Plan; and

•

50% of the restricted shares received by each holder will vest upon the earlier of the fifth anniversary of the grant date or a change of control or death or disability as such terms are defined in our 2005 Stock Incentive Plan.

In addition, our compensation committee and Board also approved a performance-based equity incentive plan (the “Equity Incentive Plan”) designed to reward employees on the basis of the Company attaining pre-determined performance measures, similar to our performance-based cash incentive compensation plan. Grants are to be made in the form of restricted stock awards and stock options and will be made under the 2005 Stock Incentive Plan. All restricted stock awards and stock options granted pursuant to this plan will vest over four years at a rate of 25% each year.

The pre-determined performance measures will be the same as the measures under the performance-based cash incentive compensation plan and consistent with our existing criteria for performance awards under our 2005 Stock Incentive Plan: (i) Oil and Gas Production Levels (Production); (ii) Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (EBITDAX); (iii) Replacement of Oil and Natural Gas Reserves Depleted by Production (Reserve Replacement); (iv) Finding and Development Costs (F&DC); and (v) Return on Invested Capital (ROIC).

The compensation committee has established the “minimum,” “target” and “maximum” performance levels for each of these five performance categories and their appropriate weighting. The weighting assigned to each performance category is based on the importance of each category to our overall success, and are to be applied to each executive officer equally. The weighting for fiscal 2008 for each of the five categories is as follows:

Category	Fiscal 2008
Production	20.0%
EBITDAX	20.0%
Reserve Replacement	20.0%
F&DC	20.0%
ROIC	20.0%

Should our financial and operating results meet or exceed either the pre-determined “minimum,” “target” and “maximum” values assigned a particular performance category, then each executive officer is granted a dollar value of restricted stock awards and stock options based on a percentage of their annual salary. All grants will consist of 50% restricted stock awards and 50% stock options. The dollar value of the restricted stock awards will be based on our stock price at the time of the grant, and the dollar value of the stock options will be calculated using the Black-Scholes option pricing model.

For fiscal 2008, the compensation committee established the target bonus percentage for each executive officer after taking into account the importance of the position held by that officer to us achieving our performance goals during the year as well as published compensation surveys. The actual percentage of annual salary to be paid as an annual equity incentive bonus in 2008 ranges from 75% to 450% of the annual salary of Mr. Keel, 75% to 350% of the annual salary of Mr. Grady and from 50% to 300% of the annual salaries for Messrs. Price, Mengle and Atkins.

The actual percentage of annual salary paid to an executive officer as a bonus is dependent upon the extent to which we meet or exceed our pre-determined performance goals. Payment of annual equity incentive bonuses to our executive officers is not guaranteed and will be based upon our actual performance during the fiscal year, including meeting at the least the “minimum” performance targets. For fiscal 2008, equity grants under the plan are expected to be made during the first quarter of 2009, at the discretion of the compensation committee.

The compensation committee has established the “minimum,” “target” and “maximum” performance levels for fiscal 2008 as follows:

•

The “minimum” level is equal to 80% of the target level and is the level at which payout under the plan begins for the applicable performance measure. If the actual performance level for a measure is below the minimum level, no payout occurs with respect to that measure.

•	The “target” level is that at which 100% of the expected payout for the applicable performance measure will occur.

•	The “maximum” level is that at which 150% of the expected payout for the applicable performance measure will occur.

After giving consideration to past company performance and peer performance, we have set these performance levels so that the attainment of the targets is not assured and requires significant effort by our executives.

Overriding Royalty Interest Plan Compensation

We provide compensation to our executive officers through our Overriding Royalty Interest Plan, which is designed to reward the efforts of employees who are successful in exploring for oil and natural gas on our behalf. The program is available only to those employees that are directly involved in oil and natural gas exploration efforts, including our Senior Vice President - Exploration who is the only named executive officer entitled to benefits under this plan. In order to be able to participate in the plan, a potential candidate must be recommended for participation by our president and approved by the compensation committee. Under the plan, the participants share a portion of the gross revenue interest attributable to the original working interest held by us in certain of the oil and natural gas producing properties generated by the exploration program.

No benefits were paid under our Overriding Royalty Interest Plan during fiscal 2007.

Severance Benefits

Each of the employment agreements to which most of our executive officers are subject provide for severance and change of control payments upon a termination or change of control. Payments that are payable upon a termination or change of control are set forth in the respective employment agreement between the executive officer and the Company. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are set forth in the section titled “Potential Payments Upon Termination or Change of Control.”

Other Benefits

In addition to base salaries, incentive compensation, equity awards, overriding royalty interest plan compensation and severance benefits, we provide other forms of compensation that are periodically reviewed by the compensation committee. Except as otherwise indicated, these benefits are available to all employees, including our named executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and secure the continued employment of current employees.

•

401(k) Plan. We have a defined contribution 401(k) plan that is designed to assist our executive officers and employees in providing for their retirement. The 401(k) plan includes a safe harbor Company match equal to 100% of each participant’s deferral contributions up to 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions exceeding 3% but not exceeding 5% of the participant’s compensation. Effective January 1, 2009, we will match 100% of each participant's deferral contributions up to 6% of the participant’s compensation.

•

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, life insurance and accidental death and disability to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•

Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Pursuant to the terms of his employment contract, we reimbursed Mr. Grady in fiscal 2006 for commuting costs (including temporary housing and airfare) incurred by him prior to his relocation to Houston, Texas. We believe this perquisite was reasonable, competitive and consistent with our overall compensation program to enable us to attract and retain qualified employees for key positions.

Other Matters

Tax and Accounting Treatment of Executive Compensation Decisions

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million per person paid in any year to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer and the chief executive officer), with certain “performance-based compensation” being specifically exempt from this deduction limit. During fiscal 2007, none of our employees subject to this limit received Section 162(m) compensation in excess of $1.0 million. Consequently, the requirements of Section 162(m) did not affect the tax deductions available to us in connection with our senior executive compensation program for fiscal 2007.

We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”). In connection with its approval of stock-based awards, the compensation committee is cognizant of and sensitive to the impact of such awards on stockholder dilution. The compensation committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis. The accounting treatment for stock-based awards does not otherwise impact the compensation committee’s compensation decisions.

Stock Ownership Guidelines and Hedging Prohibition

We do not currently have ownership requirements or a stock retention policy for our named executive officers. We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Summary Compensation

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities during the fiscal years ended December 31, 2006 and 2007.

Summary Compensation Table for the Fiscal Year Ended December 31, 2007
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation (5) ($)		Total ($)

Allan D. Keel	2007	240,000	100,000	367,500	2,153,250	105,600	9,600		2,975,950
Chief Executive Officer and President	2006	240,000	—	—	2,009,700	72,000	2,400		2,324,100

E. Joseph Grady	2007	220,000	100,000	367,500	717,750	96,800	8,800		1,510,850
Senior Vice President And Chief Financial Officer	2006	220,000	—	—	669,900	66,000	29,641	(6)	985,541

Tracy Price	2007	185,000	50,000	367,500	580.498	70,300	7,400		1,260,698
Senior Vice President -Land/Business Development	2006	185,000	11,600	—	522,448	44,400	1,850		765,298

Jay S. Mengle	2007	180,000	100,000	367,500	290,249	64,800	8,000		1,010,549
Senior Vice President - Engineering	2006	180,000	20,000	—	261,224	54,000	1,800		517,024

Tommy H. Atkins	2007	180,000	40,000	367,500	247,249	43,200	7,200		885,149
Senior Vice President - Exploration	2006	180,000	—	—	222,524	75,600	1,800		479,924

(1)  For a description of the amounts included in this column, see “— Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Discretionary Cash Incentive   Compensation.”

(2)  Includes the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2006 and 2007 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our executive officers. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and 2007, as applicable. The awards for which compensation expense was recognized consist of awards granted on August 1, 2007. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)  Includes the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2006 and 2007 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our executive officers. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and 2007, as applicable. The awards for which compensation expense was recognized consist of awards granted on February 28, 2005 for Messrs. Keel and Grady and April 1, 2005 for Messrs. Price, Mengle and Atkins. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards. No options were granted to our executive officers in fiscal 2006 or fiscal 2007.

(4)  For a description of the amounts included in this column, see “Executive Compensation — Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Performance-Based Cash Incentive Compensation.”

(5)  Except as otherwise noted, these amounts represent 401(k) plan matching contributions during fiscal 2006 and fiscal 2007.

(6)  Pursuant to his employment contract, Mr. Grady was reimbursed a total of $27,441 for commuting costs incurred by him prior to his relocation to Houston, Texas in late 2006. Reimbursements were for temporary housing and air fare. In addition, we contributed $2,200 to Mr. Grady’s 401(k) plan during fiscal 2006.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our named executive officers under any plan, including awards, if any, that have been transferred during the fiscal year ended December 31, 2007.

Name	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($) (2)	Target ($)	Maximum ($)		Grant Date Fair Value of Stock and Option Awards ($)
Allan D. Keel	2/26/08	48,000	120,000	240,000	50,000	367,500
E. Joseph Grady	2/26/08	44,000	120,000	220,000	50,000	367,500
Tracy Price	2/26/08	37,000	92,500	129,500	50,000	367,500
Jay S. Mengle	2/26/08	36,000	90,000	126,000	50,000	367,500
Thomas H. Atkins	2/26/08	36,000	90,000	126,000	50,000	367,500

(1)  The amounts set forth in the “threshold,” “target” and “maximum” columns represent 20%, 50% and 100%, respectively, of the annual base salaries of Messrs. Keel and Grady and 20%, 50% and 70%, respectively, of the annual base salaries of Messrs. Price, Mengle and Atkins, that would be payable assuming attainment of the appropriate targeted performance goals. In 2008 we adjusted upward, for the fiscal year ending December 31, 2008, the percentages of annual base salary to be potentially paid the executive officers, assuming the attainment of the appropriate targeted performance goals, to 50%, 85% and 120%, respectively, for Messrs. Keel and Grady and to 40%, 70% and 100%, respectively, for Messrs. Price, Mengle and Atkins. This adjustment was made so that our Performance-Based Incentive Compensation Plan would be more in line with performance- based incentive plans offered the executive officers of peer group companies in the industry.

(2)  Under our performance-based cash incentive compensation plan, this category is referred to as the “minimum” payout level.

Narrative Disclosure to Summary Compensation Table and Grants of
Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

We have entered into employment agreements with our named executive officers. The agreements entered into with Messrs. Keel and Grady, both dated February 28, 2005, each provide for a term of three years with automatic yearly extensions unless either party elects not to extend the agreement. For calendar year 2007 and thereafter, each agreement provides for a base salary and an annual discretionary bonus of 0% to 100% of each officer’s base salary to be established by our Board or by the compensation committee. For calendar year 2007, Mr. Keel received a base salary of $240,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties acquisition and an incentive cash bonus of $105,600 pursuant to our Performance-Based Incentive Compensation Plan. For this same period, Mr. Grady received a base salary of $220,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $96,800 pursuant to the our Performance-Based Incentive Compensation Plan.

Employment agreements, dated April 1, 2005, were entered into with Messrs. Price, Atkins and Mengle. For calendar year 2007 and thereafter, each agreement provides for an annual base salary and an annual discretionary bonus of 0% to 70% of each officer’s base salary to be established by our Board or by the compensation committee. For calendar year 2007, Mr. Price received a base salary of $185,000, a cash bonus of $50,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $70,300 pursuant to our Performance-Based Incentive Compensation Plan. For this same period, Mr. Atkins received a base salary of $180,000, a discretionary cash bonus of $40,000 in recognition of his efforts in the establishment of a geological and geophysical prospect generation capability and an incentive cash bonus of $43,200 pursuant to our Performance-Based Incentive Compensation Plan. Mr. Mengle received a base salary of $180,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $64,800 pursuant to our Performance-Based Incentive Compensation Plan.

In 2008 we approved increases to the annual base salaries of the executive officers. Mr. Keel’s annual base salary was increased to $370,000, Mr. Grady’s annual base salary was increased to $340,000, Mr. Price’s annual base salary was increased to $200,000, Mr. Mengle’s annual base salary was increased to $220,000 and Mr. Atkins’s annual base salary was increased to $200,000. These adjustments were made in order to pay the executive officer base salaries more comparable to the base salaries being paid similarly-situated industry executive officers.

The employment agreements also contain provisions for payment of severance benefits upon termination of employment. A discussion of applicable severance benefits is set forth below under “—Potential Payments upon Termination or Change of Control.”

Stock Awards

In 2007, Messrs. Keel, Grady, Price, Mengle and Atkins were each awarded 50,000 shares of restricted common stock that will vest over a four year period in annual increments commencing August 1, 2008, according to the following schedule: 33% (year 1), 23% (year 2), 22% (year 3) and 22% (year 4). These awards were made in partial compensation of their efforts in consummating the EXCO acquisition and in recognition of the need to adjust executive officer compensation in order to be competitive with salaries being paid to similarly-situated oil and gas executives. The closing price of our common stock on the date of grant was $7.35 per share.

Option Awards

On February 28, 2005, we entered into stock option agreements with Messrs. Keel and Grady in conjunction with their commencement of employment with us. Mr. Keel received options to purchase 270,000 shares of our common stock at an exercise price of $9.70 per share, options to purchase 405,000 shares of our common stock at an exercise price of $12.50 per share and options to purchase 540,000 shares of our common stock at an exercise price of $17.00 per share. Mr. Grady received options to purchase 90,000 shares of our common stock at an exercise price of $9.70 per share, options to purchase 135,000 shares of our common stock at an exercise price of $12.50 per share and options to purchase 180,000 shares of our common stock at an exercise price of $17.00 per share.

On April 1, 2005, we entered into stock option agreements with Messrs. Price, Mengle and Atkins in conjunction with their commencement of employment with us. Mr. Price received options to purchase 90,000 shares of our common stock at an exercise price of $11.60 per share and options to purchase 180,000 shares of our common stock at an exercise price of $17.00 per share. Mr. Mengle received options to purchase 45,000 shares of our common stock at an exercise price of $11.60 per share and options to purchase 90,000 shares of our common stock at an exercise price of $17.00 per share. Mr. Atkins received options to purchase 38,300 shares of our common stock at an exercise price of $11.60 per share and options to purchase 76,700 shares of our common stock at an exercise price of $17.00 per share.

The options vest with respect to 15% of the shares on the first anniversary of the grant date and thereafter at the end of each full succeeding year from the grant date according to the following schedule: 25% on the second anniversary, 25% on the third anniversary and 35% on the fourth anniversary (at which time each set of granted options will be fully vested and exercisable).

All of our named executive offices elected in September 2008 to exchange their options exercisable at $17.00 per share for half as many shares of restricted stock. See “Executive Compensation —Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Based Incentive Compensation.”

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

Name	Year	Percentage of Total Compensation
Allan D. Keel	2007	11.61%
	2006	13.42%

E. Joseph Grady	2007	20.97%
	2006	29.02%

Tracy Price	2007	20.25%
	2006	29.98%

Jay S. Mengle	2007	24.22%
	2006	45.26%

Tommy H. Atkins	2007	25.22%
	2006	53.26%

Outstanding Equity Awards Value at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our named executive officers as of December 31, 2007.

Outstanding Equity Awards as of December 31, 2007
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Allan D. Keel	790,000	94,500	9.70	2/28/2015	50,000	920,000
		141,750	12.50	2/28/2015
		189,000	17.00	2/28/2015

E. Joseph Grady	263,250	31,500	9.70	2/28/2015	50,000	920,000
		47,250	12.50	2/28/2015
		63,000	17.00	2/28/2015

Tracy Price	175,500	31,500	11.60	4/1/2015	50,000	920,000
		63,000	17.00	4/1/2015

Jay S. Mengle	87,750	15,750	11.60	4/1/2015	50,000	920,000
		31,500	17.00	4/1/2015

Thomas H. Atkins	74,750	13,405	11.60	4/1/2015	50,000	920,000
		26,845	17.00	4/1/2015

_________________

(1)  The exercisable but unexercised options vested on the first, second and third anniversary dates of the date of grant. For Messrs. Keel and Grady the vesting dates were February 28th of 2006, 2007 and 2008 and April 1st of 2006, 2007 and 2008 for Messrs. Price, Mengle and Atkins.

(2)  The underlying securities of unexercisable and unexercised options vest on the fourth anniversary of the date of grant. For Messrs. Keel and Grady the initial date of grant was February 28, 2005 and for Messrs. Price, Mengle and Atkins the initial date of grant was April 1, 2005. All of our named executive offices elected in September 2008 to exchange their options exercisable at $17.00 per share for half as many shares of restricted stock. See “Executive Compensation —Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Based Incentive Compensation.”

(3)  The restricted stock awards reflected in this column will vest over a four year period in annual increments commencing August 1, 2008, according to the following schedule: 33% (year 1), 23% (year 2), 22% (year 3) and 22% (year 4).

(4)  The market value of the unvested restricted stock was determined using the closing price of our common stock on December 31, 2007 of $18.40 per share.

Option Exercises and Stock Vested

The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2007 on an aggregated basis with respect to each of our named executive officers. During this time, no named executive officers exercised any stock option awards.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2007
	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)(1)
Allan D. Keel	8,000	47,200
E. Joseph Grady	7,333	43,265
Tracy Price	3,700	21,830
Jay S. Mengle	3,600	21,240
Thomas H. Atkins	3,600	21,240

_________________

(1)     The restricted stock was issued in fiscal 2006 and vested on March 1, 2007. The value was determined using the closing price of our common stock of $5.90/share on the vesting date.

Potential Payments upon Termination or Change of Control

Payments that would have been payable to executive officers having employment agreements with us upon a termination or change of control are set forth in the respective employment agreement between the executive officer and the Company. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change of control and relevant provisions of those agreements are described above under the Summary Compensation Table, as well as below.

Each of the employment agreements provides for severance and change-in-control payments in the event we terminate an officer’s employment “without Cause” or if the officer terminates for “Good Reason.”

“Cause” generally means (i) continued failure by the executive officer to perform substantially his duties and responsibilities (other than a failure resulting from permanent disability) that remains uncorrected for ten days after receipt of appropriate written notice from the Board; (ii) engagement by the executive officer in willful, reckless or grossly negligent misconduct that is materially injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) except as provided by (iv), the charging of the executive officer with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if the executive is acquitted at trial or on appeal, the executive officer will be deemed to have been terminated without Cause; (iv) the charging of the executive officer with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the executive officer is acquitted at trial or on appeal then the executive officer will be deemed to have been terminated without Cause; or (v) a material breach by the executive officer of any provision of the employment agreement that remains uncorrected for 10 days following written notice of such breach by the Company to the executive officer identifying the provision of the employment agreement that the Company determined was breached.

“Good Reason” generally means (i) a material breach by the Company of any provision of the employment agreement that remains uncorrected for 10 days following written notice of such breach by the executive officer to the Company identifying the provision of the employment agreement that the executive officer determined has been breached; (ii) assignment by the Board to the executive officer of any duties that materially and adversely alter the nature or status of his position, job descriptions, duties, title or responsibilities from those of such executive officer’s position, or eligibility for Company compensation plans; (iii) requirement by the Company for the executive officer to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on Company business to an extent substantially consistent with his obligations under their employment agreement; (iv) reduction in the executive officer’s base salary in effect at the relevant time; or (v) exclusion of the executive officer from eligibility for the Company's bonus plan as described above.

A “Change of Control” is deemed to occur when less than 10% of our common stock is beneficially owned by the Principal Stockholder or its affiliates.

Severance Payments

Assuming termination or a change of control of the Company on December 31, 2007, each named executive officer would have been entitled to the payments set forth below.

Name	Termination By Employee Without Good Reason	Termination For Cause	Termination By Employee For Good Reason(4,5,7)	Termination without Cause(4,5,7)	Termination Upon Change of Control(4,5,7)	Death or Permanent Disability(6,8)

Allan D. Keel
• Severance Payments(1,3)	0	0	624,000	624,000	624,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	1,923,075	1,923,075	1,923,075	1,923,075

E. Joseph Grady
• Severance Payments(1,3)	0	0	600,000	600,000	600,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	641,025	641,025	641,025	641,025

Tracy Price
• Severance Payments(2,3)	0	0	500,000	500,000	500,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	302,400	302,400	302,400	302,400

Jay S. Mengle
• Severance Payments(2,3)	0	0	508,000	508,000	508,000
• Health Insurance Continuation(9)	0	0	18,384	18,384	18,384	13,788
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	151,200	151,200	151,200	151,200

Tommy H. Atkins
• Severance Payments(2,3)	0	0	511,200	511,200	511,200
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	128,737	128,737	128,737	128,737

_________________

(1)  In the event the employment of Messrs. Keel and Grady is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to the greater of either (a) two times the sum of their respective base salaries for the current calendar year and their prior year’s annual bonus or (b) $600,000 and (ii) health insurance benefits for two years from the termination date. Had the employment of Messrs. Keel and Grady been terminated by the Company without Cause or by them for Good Reason in 2007, Mr. Keel would have been paid $624,000 and Mr. Grady would have been paid $600,000 plus the value of health insurance benefits for two years from the termination date, estimated at $12,669 per year. Taking into account the base salary increases approved by our Board in 2008, if the employment of Messrs. Keel and Grady is terminated by the Company without Cause or by them for Good Reason in 2008, Mr. Keel will be paid $1,151,200 and Mr. Grady will be paid $1,073,600 plus the value of health insurance benefits for two years from the termination date, estimated at $19,213 per year.

(2)  In the event the employment of Messrs. Price, Mengle and Atkins is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to the greater of either (a) two times the sum of their respective base salaries for the current calendar year and their prior year’s annual bonus or (b) $500,000 and (ii) health insurance benefits for two years from the termination date. Had the employment of Messrs. Price, Mengle and Atkins been terminated by the Company without Cause or by them for Good Reason in 2007, Mr. Price would have been paid $500,000, Mr. Mengle would have been paid $508,000 and Mr. Atkins would have been paid $511,200, plus the value of health insurance benefits for two years from the termination date, estimated at $12,669 each per year for Messrs. Price and Atkins and estimated at $9,192 per year for Mr. Mengle. Taking into account the base salary increases approved by our Board in 2008, if the employment of Messrs. Price, Mengle and Atkins is terminated by the Company without Cause or by them for Good Reason in 2008, Mr. Price will be paid $650,600, Mr. Mengle will be paid $769,600 and Mr. Atkins will be paid $566,400, plus the value of health insurance benefits for two years from the termination date, estimated at $19,213 each per year for Messrs. Price and Atkins and estimated at $14,350 per year for Mr. Mengle.

(3)  If no annual bonus was paid to an executive officer during the year before the year in which such officer’s employment was terminated, the officer is entitled to receive the greater of (i) the amount of the annual bonus most recently paid to such executive officer and (ii) such executive officer’s target bonus for the calendar year in which termination occurs.

(4)  If not in connection with a Change of Control, the Company terminates the executive officer’s employment without Cause or the officer terminates his employment for Good Reason, the executive officer will receive half of the cash severance amount in a lump sum within 15 days of his termination date. The executive officer will not be entitled to the remainder of the cash severance payment, or the second year of health insurance benefits, unless he gives notice to the Company within 30 days of the conclusion of the 12-month period following his termination date that he agrees, for an additional 12-month period, to comply with the non-compete and non-solicitation provisions of such officer’s respective employment agreement. In such event, the executive officer will receive the remainder of his severance payment and an extension of his health insurance benefits for an additional year and the remainder of the cash severance payment, payable monthly over the second 12-month period following his termination.

(5)  Under each executive officer’s stock option agreements and restricted stock awards under our 2005 Stock Incentive Plan, in the event of a Change of Control, termination by the Company without Cause or termination by the executive officer for Good Reason, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of options, exercisable with respect to 100% of such shares, resulting in the vesting of 425,250 shares for Mr. Keel, 141,750 shares for Mr. Grady, 94,500 shares for Mr. Price, 47,250 shares for Mr. Mengle and 40,250 shares for Mr. Atkins. As of December 31, 2007, the aggregate value of these option shares held by the executive officers was $3,146,437, as the closing price of the Company’s common stock on that date was in excess of the weighted average exercise price of the stock options. All of our named executive offices elected in September 2008 to exchange their options exercisable at $17.00 per share for half as many shares of restricted stock. See “Executive Compensation —Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Based Incentive Compensation.”

(6)  In the event of death or disability during 2008, each executive officer will be deemed to have served until the next anniversary of the stock option grant date following the date of his death or permanent disability, resulting in the vesting of 425,250 shares for Mr. Keel, 141,750 shares for Mr. Grady, 94,500 shares for Mr. Price, 47,250 shares for Mr. Mengle and 40,250 shares for Mr. Atkins. As of December 31, 2007, the aggregate value of these option shares was $3,146,437, as the closing price of the Company’s common stock on that date was in excess of the weighted average exercise price of the stock options. All of our named executive offices elected in September 2008 to exchange their options exercisable at $17.00 per share for half as many shares of restricted stock. See “Executive Compensation —Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Based Incentive Compensation.”

(7)  If the severance payment is made as a result of termination by the Company without Cause or by the Employee for Good Reason within 90 days before or 12 months after a Change of Control, the Company will pay the entire cash severance amount in a lump sum upon the earlier to occur of (i) the date on which the Change of Control occurs and (ii) the executive officer’s effective date of termination.

(8)  Upon the death of an executive officer, his estate is entitled to receive the executive officer’s pro rata base salary through the date of death.

(9)  If an executive officer’s employment is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by the Company group health plan may be reimbursed for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.

Non-Compete and Non-Solicitation Provisions

The agreements generally require that each executive officer not engage in competition with the Company in any geographic area in which the Company owns a material amount of oil, gas or other mineral properties, during the period commencing with executive officer’s initial date of hire and ending: (i) except as contemplated by (ii) or (iii), 12 months following the date of termination of such executive officer’s employment by the Company without Cause or by the executive officer for Good Reason, (ii) 24 months following the date of termination of the executive officer’s employment with the Company (a) by the Company for Cause, or (b) if the executive officer gives notice of his desire to accept the extension of such period to receive additional severance benefits, as discussed above, and the executive officer’s employment has been terminated by the Company without Cause or by the executive officer for Good Reason, and (iii) 12 months, if the executive officer’s employment is terminated by the Company without Cause or the executive officer terminates his employment for Good Reason within 12 months following a Change of Control. Each executive officer is also subject to non-solicitation provisions during the term of the non-compete provisions prohibiting the executive officer from inducing or soliciting any other employee or officer of the Company to terminate their employment with the Company.

Gross Up Payments

Pursuant to the respective employment agreements, if it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by the Company or by another entity in the event of a Change of control is subject to the imposition of an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax, the Company will pay the executive officer an additional payment in an amount equal to such excise tax.

Equity Compensation Plan Information

The following table shows our stockholder approved and non-stockholder approved equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,728,300	$12.77	84,128
Total	2,728,300	$12.77	84,128

Our three equity compensation plans with outstanding options that have been approved by our stockholders to-date are our (i) Amended and Restated 1994 Employee Stock Option Plan, which terminated in February 2004, (ii) 2004 Stock Option and Compensation Plan and (iii) 2005 Stock Incentive Plan. Although we sought and obtained stockholder approval of the 2004 Stock Option and Compensation Plan, neither the plan itself nor the outstanding grants were contingent on stockholder approval.

As of December 31, 2007, we had issued options for 2,584,000 shares of common stock at a weighted-average exercise price of $13.17 per share under our 2005 Stock Incentive Plan. As of December 31, 2007, the aggregate number of shares of our common stock that may be issued and outstanding pursuant to the exercise of awards under our 2005 Stock Incentive Plan may not exceed 2,852,500 shares, reduced by 152,250 shares (the number of shares of outstanding options and awards granted under the 2004 Stock Option and Compensation Plan, unless and to the extent such options and awards are cancelled or forfeited). As of December 31, 2007, awards covering a total of 84,128 shares of common stock were currently available to be issued under our 2005 Stock Incentive Plan.

The weighted-average exercise prices per share of options outstanding under the Amended and Restated 1994 Employee Stock Option Plan and 2004 Stock Option and Compensation Plan are $10.53 and $4.74, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

THE COMPENSATION COMMITTEE

B. James Ford

Lee B. Backsen

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executives serving as a member of our board of directors or compensation committee.

ADOPTION OF THE Amended And Restated 2005 Stock incentive plan of Crimson Exploration INc.

OVERVIEW

The Board and a majority of the voting power of the shares of outstanding capital stock entitled to vote thereon have approved the 2005 Stock Incentive Plan, as amended and restated. The purpose of the Amended Plan is to:

•

increase the maximum aggregate number of shares of common stock which may be issued upon exercise of all awards under the 2005 Stock Incentive Plan (the “Plan”), including under our Equity Incentive Plan, by 1,000,000 shares, such that the new maximum aggregate number of shares of common stock which may be issued upon exercise of all awards under the Plan, including incentive stock options, is 3,852,500, less the total number of shares underlying options granted to employees prior to the adoption of the Plan and outstanding on the effective date of the Plan (as adjusted for the Company’s September 2006 10-for-1 reverse stock split) (“Prior Outstanding Options”) under the Company’s 2004 Stock Option and Compensation Plan (the “2004 Plan”), unless and to the extent such options are cancelled or forfeited;

•	include additional performance measures for production and return on invested capital as criteria for awarding performance awards and related changes;

•	make certain adjustments for the Company’s reincorporation from Texas to Delaware;

•	make other changes to conform the Plan’s provisions to the final regulations under Section 409A of the Code;

•	change the definition of “Covered Employee” under the Amended Plan to conform to guidance of the Internal Revenue Service under Section 162(m) of the Code; and

•	make certain other conforming and clarifying changes, including adjusting applicable share numbers to take into account the Company’s 10-for-1 reverse stock split.

Summary of the Terms of the Amended Plan

The following is a summary of the principal terms and provisions of the Amended Plan. The full text of the Amended Plan is attached to this Information Statement as Exhibit A. Please refer to Exhibit A for a more complete description of the terms of the Amended Plan.

Summary of the Plan

The purpose of the Plan is to enable the Company and its parent and subsidiary corporations to obtain and retain the services of the types of employees, directors, and consultants who will contribute to the Company’s long-range success, and to provide share value-related incentives to advance the interests of the Company and its stockholders.

GulfWest Energy Inc., a Texas corporation (“GulfWest”), our predecessor corporation, adopted the GulfWest Energy Inc. 2005 Stock Incentive Plan, effective February 28, 2005. A majority of GulfWest’s stockholders approved the Plan on June 1, 2005. In connection with GulfWest’s Delaware reincorporation and merger with and into the Company, GulfWest’s wholly owned subsidiary, the Company assumed GulfWest’s obligations under the Plan.

The Plan provides for the grant of the following:

•

stock options, including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, and options not intended to qualify as ISOs (referred to as nonstatutory stock options (“NSOs”));

•	restricted stock awards;

•	unrestricted stock awards;

•	performance awards;

•	stock appreciation rights (“SARs”); and

•	dividend equivalent rights.

We refer to these collectively as “Awards.” Awards may not be granted under the Plan after February 24, 2015.

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Code.

Shares Subject to the Plan

The shares that may be issued pursuant to awards under the Plan consist of the Company’s authorized but unissued common stock, and the maximum aggregate amount of such common stock that may be issued upon exercise of all Awards under the Plan, including ISOs, may not exceed 3,852,500 shares, subject to certain adjustments, less the total number of available shares underlying the Prior Outstanding options under the Company’s 2004 Plan. As a result of option exercises under our 2004 Plan, as of the date of this information statement there are 3,751,300 shares available for grant (including 2,742,300 shares underlying outstanding awards) assuming all the still outstanding Prior Outstanding Options are cancelled or expire. No employee may be granted options covering more than 500,000 shares of common stock during any calendar year.

As of September 19, 2008, the Plan covers up to 3,712,000 shares of the Company’s common stock, including 12,000 shares subject to awards under our 2004 Plan which were cancelled, and which may be increased by 39,300 to 3,751,300 shares to the extent awards under our 2004 Plan expire, are forfeited or are cancelled without having been exercised in full (the “Option and Restricted Stock Pool”). These may be authorized but unissued shares of common stock or reacquired common stock bought on the market or acquired pursuant to any repurchase right or other forfeiture provision of an Award. If any Awards expire, are forfeited or terminate, the shares may be added back into the Option and Restricted Stock Pool and reissued under the Plan. The Plan provides that the Administrator (defined below) will make appropriate proportionate adjustments to reflect any change in the number of issued shares of common stock or change in the value of the common stock resulting from any change in the outstanding common stock of the Company due to any of the following:

• merger • consolidation • reorganization • recapitalization • reincorporation • stock split

•     liquidating dividend

•     stock dividend

•     dividend in property other than cash

•     combination of shares

•     exchange of shares

•     change in corporate structure or other transaction not

       involving the receipt of consideration by the Company.

The Plan does not require such adjustments be made on account of the conversion of securities convertible into or exchangeable for shares of the Company’s common stock.

Eligibility

The Company may grant Awards to employees, consultants and directors of the Company or its parent or subsidiary corporations as selected by the Administrator, although only employees of the Company, its parent or a subsidiary may receive ISOs.

Administration

Our compensation committee (the “Administrator”) will administer the Plan. Committees serve at the discretion of the Board. The Administrator will have the authority to determine the terms and conditions of any agreements evidencing any Awards and to adopt, alter and rescind rules and regulations relating to the Plan. The Administrator will have full discretion to administer and interpret the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, who will be granted Awards and the types of Awards that may be granted, the time or times at which the Awards may be exercised, and whether and under what circumstances an Award may be exercised.

Amendment and Termination

The Administrator may amend or terminate the Plan at any time, provided that any amendment requiring stockholder approval under applicable law or any Nasdaq or other securities exchange listing rules will not be effective unless approved by the stockholders. No action of the Administrator will impair any Award previously granted under the Plan without the Award holder’s consent. Unless terminated earlier by the Company’s Board, the Plan will terminate automatically on February 24, 2015.

Stock Options

The Plan authorizes the grant of ISOs and NSOs (referred to collectively as “Options”), both of which are exercisable for shares of the Company’s common stock. The Administrator will determine the price that must be paid to purchase common stock upon exercise of an Option, subject to adjustment as explained under “Securities Subject to the Plan.” The exercise price of an ISO may not be less than 100% of the common stock’s fair market value at the time of grant. If an ISO is granted to an employee who holds more than 10% of the total combined voting power or value of all classes of stock of the Company (including its parent corporation and any of its subsidiaries), the Option’s exercise price may not be less than 110% of the fair market value per share of the common stock at the time of grant. The exercise price of an NSO may not be less than 35% of the common stock’s fair market value at the time of the grant. If the exercise price of an NSO is less than the fair market value per share of the common stock on the date of the Option grant, the NSO will be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code and will be subject to additional requirements. See “Certain Federal Income Tax Consequences” below for a more detailed explanation of Section 409A. Although the Plan permits granting NSOs at less than fair market value, the Company anticipates granting only Options with an exercise price at least equal to the fair market value of our common stock on the date of grant. If, however, the exercise price of an Option is less than fair market value or the Option is modified at a time when fair market value is higher than the stated exercise price, the Plan imposes additional restrictions that are intended to satisfy federal tax requirements applicable to nonqualified deferred compensation.

Upon exercise of an Option, the holder may pay all or a portion of the Option’s exercise price in cash (including certified check or bank check), or in the discretion of the Administrator:

•	by surrendering (or attesting to the ownership of) shares of common stock already owned by the holder;
•	by a broker-assisted cashless exercise;
•	by full recourse promissory note (although applicable law may require payment of the common stock’s par value in cash); or

                •        in any other form of legal consideration acceptable to the Administrator.

The Administrator will determine the period during which the holder may exercise an Option. The Option period for an ISO may not be more than 10 years from the date of grant. However, if the Option holder possesses more than 10% of the total combined voting power or value of all classes of stock of the Company (including its parent corporation and subsidiaries), the Option period may not exceed five years from the date of grant.

The agreement evidencing the grant of each Award under the Plan will set forth the terms and conditions applicable to the Award upon termination of continuous service with the Company. Unless otherwise determined by the Administrator, or as otherwise provided in the Option agreement or an employment agreement approved by the Administrator, any unvested portion of any outstanding Option held by a participant at the time of termination of his or her employment or other service for any reason other than cause will be forfeited and will expire upon the close of business on the date of termination. However, subject to the discretion of the Administrator, upon termination of an Option holder’s employment or service for any reason other than cause, the holder (or his or her beneficiary) generally may exercise the Option, to the extent vested and exercisable as of the date of such termination, until the earliest of:

•	one year after the date of the Option holder’s termination of employment or service by reason of death or disability;

•	three months after the date of the Option holder’s termination of employment or service for any reason other than cause, death or disability;

•	if the Option holder resigns from employment and is then employed by a competitor of the Company, then the later of (1) the 30th day after such termination or (2) his or her commencement of employment with such competitor; or

                   •     the last day of the Option period.

Notwithstanding the foregoing, if an Option holder’s employment or service is terminated for cause, all outstanding Options held by the holder will be forfeited (whether or not vested) and expire as of the beginning of business on the date of such termination.

Restricted Stock Awards

The Plan authorizes the grant of restricted stock awards, which are awards of shares of common stock subject to forfeiture and transferability restrictions for a specified period. The Administrator may award or sell restricted stock awards at a purchase price determined by the Administrator. The participant may pay the consideration for such common stock in cash at the time of purchase, or in any other form of legal consideration acceptable to the Administrator in its discretion that the Administrator determines equals the fair market value of such common stock. The recipient becomes vested and the shares of restricted stock become nonforfeitable and transferable pursuant to the terms and conditions of the restricted stock agreement. The Administrator has the authority to establish the terms and conditions of restricted stock awards, including the period over which such Awards will vest and become nonforfeitable and whether the Company has the right to reacquire or repurchase the shares upon termination of the recipient’s service. Generally, to the extent that a participant is not vested in the shares subject to a restricted stock award before termination of employment, death or disability, the participant will forfeit such shares or the Administrator, in its discretion, may repurchase unvested shares for an amount equal to the lesser of any purchase price paid by the participant (other than services) or the current fair market value. The Administrator, in its sole discretion, may grant a concurrent cash award payable in an amount equal, in whole or in part, to the estimated after-tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and deemed vesting of restricted stock for which an election under Section 83(b) of the Code may be required. See “Certain Federal Income Tax Consequences” below.

Unrestricted Awards

The Plan authorizes the Administrator, in its sole discretion, to grant unrestricted awards, pursuant to which the recipient may receive shares of the Company’s common stock free of vesting and transfer restrictions. Such Awards may be granted or sold for past services or other valid consideration, or in lieu of cash compensation. Unless the recipient elects to defer receipt, the recipient will receive the beneficial ownership rights of the Company’s common stock no later than 2 1/2 months after either the recipient’s or the Company’s taxable year for which the recipient provided services rendered as consideration.

Performance Awards

The Plan authorizes the Administrator, in its sole discretion, to grant performance awards, either independent of or in conjunction with the granting of other awards. A performance award entitles the recipient to receive common stock or hypothetical common share units upon the attainment of specified performance goals. Unless otherwise provided by the Administrator, the recipient’s rights in all such performance awards will cease upon termination of employment or service. The Administrator in its sole discretion will determine the performance goals applicable to each performance award with reference to one or more of the following:

•     revenue

•     production;

•     earnings before interest, taxes, depreciation and

       amortization (EBITDA);

•     earnings before interest, taxes, depreciation,

       amortization and exploration expenses (EBITDAX);

•     funds from operations;

•     funds from operations per share;

•     operating income;

•     pre or after tax income;

•     cash available for distribution;

•     cash available for distribution per share;

•     net earnings;

•     earnings per share;

•     return on equity;

•     return on assets;

•     return on invested capital;

•     share price performance;

•     improvements in the Company’s attainment of

       expense levels;

•     implementing or completion of critical projects;

•     improvement in cash-flow (before or after tax)

Stock Appreciation Rights

A stock appreciation right is an Award that gives a participant the right at some specific time in the future to receive a payment equal to the appreciation in the value of a certain number of shares of common stock. In general, a SAR is settled in stock, cash, or a combination thereof. The Administrator may grant SARs independently of any Option or in conjunction with all or any part of an Option granted under the Plan, upon such terms and conditions as the Administrator may determine. Upon exercise, an SAR entitles the holder to receive a payment equal to the positive difference between the fair market value of the shares of common stock covered by the SAR on the date the SAR is exercised and the exercise price for such shares of common stock as stated in the SAR agreement. The exercise price of a SAR will not be less than 100% of the fair market value of the common stock on the grant date, or will equal the exercise price of the Option granted in connection with such SAR. SARs that do not provide for the deferral of compensation under Section 409A of the Code will be settled in shares of common stock, valued at fair market value on the exercise date. Such payment with respect to other SARs will be made as specified in the applicable SAR agreement and the Plan, in the form of common stock, cash or a combination of both, as determined by the Administrator.

Dividend Equivalent Rights

The Plan authorizes the Administrator, in its sole discretion, to grant a dividend equivalent right, which allows the eligible recipient to receive credits based on cash dividends that would be paid on the shares of our common stock as specified in the grant. A dividend equivalent right may be granted independently or in conjunction with other Awards.

Transferability, Dividend and Voting Rights

The Plan provides that ISOs are not transferable other than by will or the laws of descent and distribution. NSOs may not be transferred other than by will, the laws of descent and distribution or, at the discretion of the Administrator, to certain permitted transferees. Other Awards (other than performance awards that are not transferable) are generally transferable at the discretion of the Administrator and as set forth in the applicable Award agreement. A holder of an Award will not have dividend rights unless the recipient’s Award includes a dividend equivalent right.

Withholding

The Plan provides that, in addition to our right to withhold from any compensation payable to a participant and subject to the discretion of the Administrator, a participant may pay all required local, state and federal withholding taxes associated with the exercise of an Award in cash, by surrendering shares already owned, by our withholding shares otherwise issuable pursuant to the Award being exercised, or by executing a recourse promissory note, unless the Award agreement provides otherwise.

Corporate Transaction

In the event of a “Change in Control” (as defined in the Plan), dissolution or liquidation of the Company or any corporate separation or division, to the extent permitted by applicable law (but otherwise in the sole discretion of the Administrator), the Company may provide for:

•	the continuation of outstanding Awards by the Company (if the Company is the surviving entity);

•	the assumption of the Plan and outstanding Awards by the surviving entity or its parent;

•	the substitution by the surviving entity or its parent of substantially similar awards;

•	cancelling outstanding Awards in exchange for cash, stock or any combination of both;

•	in the case of a Change in Control, accelerated vesting and exercisability of Awards on the effective date of such Change in Control; or

•	cancelling outstanding Awards without payment of any consideration, subject to a right to exercise before such cancellation.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of Awards under the Plan and the disposition of shares acquired pursuant to the exercise of such Awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options

A participant will not recognize taxable income upon grant of an NSO or an ISO and we will not be entitled to a tax deduction with respect to such grant. On exercise of an ISO, the Option holder will not recognize any income and the Company will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an ISO exceeds the exercise price generally will constitute an item of adjustment for alternative minimum tax purposes and may therefore result in alternative minimum tax liability to the Option holder. Generally, upon exercise of an NSO the excess of the fair market value of our common stock on the date of exercise over the exercise price will be taxable as ordinary income to the Option holder. Subject to any deduction limitation under Section 162(m) of the Code (which is discussed below), we will be entitled to a federal income tax deduction in the same amount and at the same time as the Option holder recognizes ordinary income (or if we comply with applicable income reporting requirements, when the Option holder should have reported the income). The Option holder’s tax basis for the acquired shares will be the sum of the Option exercise price and the taxable income recognized. An Option holder will recognize long or short term capital gain or loss on the subsequent disposition of shares acquired upon exercise of an NSO in an amount equal to the difference between the amount realized and the tax basis of such shares.

The disposition of shares acquired upon exercise of an ISO will ordinarily result in capital gain or loss. However, if the holder disposes of such shares within two years after the date of grant of the ISO or one year after the date of exercise (a “disqualifying disposition”), the holder generally will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the Option was exercised over the Option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the Option will generally be capital gain. We will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by a holder.

If an Option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the Option is an ISO, and if the previously owned shares were acquired on the exercise of an ISO or other tax-qualified stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the Option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above. The value of vested shares received in excess of the number of surrendered shares will be taxable as ordinary income to the Option holder, and the Company will be entitled to a corresponding tax deduction. If an Option holder pays all or part of the exercise price of an NSO by tendering shares owned by the Option holder, the tax consequences described above for NSOs apply except that the shares received upon such exercise which are equal in number to the shares surrendered will have the same tax basis and holding periods as the surrendered shares. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period commencing on the day following the date of recognition of such income.

Generally, the shares received on exercise of an Option under the Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the holder will recognize income on the date of exercise of an NSO. Special rules may apply to treat shares acquired by an Option holder who is subject to restrictions under Section 16 of the Exchange Act as subject to a substantial risk of forfeiture.

Restricted Stock Awards and Unrestricted Stock Awards

Shares granted under the Plan may, as determined by the Administrator, be subject to rights of repurchase and other transfer restrictions. The tax consequences of shares granted under the Plan depend on whether the shares are subject to restrictions and, if so, whether the restrictions are deemed to create a “substantial risk of forfeiture” under Section 83 of the Code. For example, shares that are subject to our right to repurchase the shares at a price lower than fair market value, which right lapses over a period of continued employment, are considered subject to a substantial risk of forfeiture under Section 83.

If shares are not subject to a substantial risk of forfeiture, the recipient will recognize taxable ordinary income equal to the fair market value of the shares in the year of grant (or receipt if deferred) less any amount paid for the shares. If the shares are subject to a substantial risk of forfeiture, the recipient normally will recognize taxable ordinary income as and when the substantial risk of forfeiture lapses, in the amount of the fair market value at that time of the shares no longer subject to the substantial risk of forfeiture, less any amount paid for such shares.

A recipient of shares subject to a substantial risk of forfeiture may make an election under Code Section 83(b), referred to as a “Section 83(b) election,” to recognize ordinary income in the year the recipient purchases or receives the restricted shares, rather than waiting until the substantial risk of forfeiture lapses. If the recipient makes a Section 83(b) election, the recipient will recognize as ordinary income in the year the recipient purchases the shares the difference, if any, between the fair market value of the shares on the purchase date and the purchase price paid. The recipient will then not be required to recognize any income when the substantial risk of forfeiture lapses.

Generally, with respect to employees, we are required to withhold from compensation an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the shares, the recipient will recognize a capital gain or loss equal to the difference between the amount received and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon grant or vesting of the shares. The gain or loss will be long or short-term depending on how long the recipient held the shares.

Performance Awards

Performance awards will generally be treated in the same manner as restricted stock for federal income tax purposes. However, no Section 83(b) election is permitted with respect to performance awards granted in the form of units.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million in any taxable year to a “covered employee.” The Internal Revenue Service recently issued guidance under which it interprets the term “covered employee” as an employee who, as of the last day of the taxable year, is our chief executive officer or one of our three highest compensated executive officers for the taxable year (other than our chief executive officer or our chief financial officer). For this purpose, compensation attributable to Awards under the Plan is included in the $1.0 million limitation. Section 162(m) provides an exception, however, for “performance-based compensation,” the material terms of which are disclosed to and approved by our stockholders. We have structured and intend to implement and administer the Plan so that compensation resulting from Options, SARs and performance awards can qualify as “performance-based compensation.” However, the Company has not requested a ruling from the Internal Revenue Service or an opinion of counsel on this issue, and the Plan gives the Administrator discretion to grant Awards that do not constitute performance-based compensation.

Section 280G of the Code

Under certain circumstances, the accelerated vesting or exercise of Options or SARs or the accelerated lapse of restrictions with respect to other Awards in connection with a Change in Control might be deemed an “excess parachute payment” to certain participants for the purposes of the golden parachute tax provisions of Sections 280G and 4999 of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction.

Section 409A of the Code

Section 409A of the Code imposes restrictions on non-qualified deferred compensation plans. These requirements include restrictions on the timing of elections to defer and the timing of distributions, and prohibitions on the acceleration of distributions. Failure to satisfy these requirements could result in the immediate taxation of the arrangement, the imposition of an additional 20% income tax on the participant and the possible imposition of interest and penalties on the unpaid tax. Treasury regulations generally provide that the type of equity incentives provided under the Plan will not be considered non-qualified deferred compensation. However, some Awards could be covered by Section 409A of the Code. For example, the grant or modification of an Option or SAR with an exercise price below than the fair market value of the underlying common stock at grant could constitute non-qualified deferred compensation, as could unrestricted stock awards that have been deferred by the participant. The Company makes no representation as to whether any Award granted under the Plan will be subject to these rules.

new plan benefits

Under our Equity Incentive Plan adopted in 2008, we may issue options to acquire common stock and shares of common stock pursuant to restricted stock awards under the Plan if our employees meet certain performance goals. See “Executive Compensation—Compensation Discussion & Analysis—Elements of our Executive Compensation Program—Long-Term Equity-Based Incentive Compensation.” The table below sets forth certain information regarding our employees assuming amounts are paid out in 2009 with respect to 2008 performance.

Equity Incentive Plan(1)
	Number of Shares(2)			Dollar Value			Number of Stock Options(2)			Dollar Value
Name & Current Position	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum

Allan D. Keel	16,941	50,824	101,648	$138,750	$416,250	$832,500	79,116	237,349	474,698	$138,750	$416,250	$832,500
President & CEO

E. Joseph Grady SVO & CFO	15,568	46,703	93,407	127,500	382,500	765,000	72,701	382,500	436,209	127,500	382,500	765,000

Tracy Price	9,158	27,473	54,945	75,000	225,000	450,000	42,766	128,297	256,593	75,000	225,000	450,000
SVP- Land/Business Development

Jay S. Mengle	10,073	30,220	60,440	82,500	247,500	495,000	47,042	141,126	495,000	82,500	247,500	495,000
SVP-Engineering

Thomas H. Atkins	9,158	27,473	54,945	75,000	225,000	450,000	42,766	128,297	450,000	75,000	225,000	450,000
SVP-Exploration

Executive Group	60,897	182,692	365,385	498,750	1,496,250	2,992,500	284,391	1,017,569	2,112,500	498,750	1,496,250	2,992,500

Non-Executive	—	—	—	—	—	—	—	—	—	—	—	—
Director Group(3)

Non-Executive Officers	4,547	11,368	22,735	37,240	93,100	186,200	21,235	53,086	106,173	37,240	93,100	186,200

(1)     The shares of common stock and stock options issued pursuant to the Equity Incentive Plan will be made under the Plan.

(2)     The number of shares granted will differ based on the market price of our common stock at the time of grant. For purposes of this disclosure, we have calculated the number of shares by dividing the dollar value by the closing price of our common stock on September 16, 2008 ($8.19). The value of received stock options has been calculated using the Black-Scholes option pricing model.

(3)     Non-executive directors are not eligible to participate in the Equity Incentive Plan.

DISSENTERS’ RIGHTS OF APPRAISAL

The Company’s stockholders have no rights to appraisal of their shares of common stock or other rights to dissent under Delaware law or the Company’s certificate of incorporation or bylaws in connection with the matters discussed in this Information Statement.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

No director, officer, associate of any director, officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein which is not shared by all other stockholders pro rata in accordance with their respective interest, except our directors and executive officers and other employees are eligible to participate in the Plan, our non-employee directors are eligible to receive restricted stock awards under our Director Compensation Plan and our employees, including our officers, may participate in the Equity Incentive Plan described herein.

PROPOSALS BY SECURITY HOLDERS

No stockholder has requested us to include any additional proposals in this Information Statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household such materials, delivering a single information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Stephen W. Schoppe, Assistant Secretary of the Company, 717 Texas Ave., Suite 2900, Houston, Texas 77002, by registered, certified or express mail or by telephone at (713) 236-7400.

By Order of the Board of Directors,

/s/ Allan D. Keel
Houston, Texas	Allan D. Keel,
September 23, 2008	PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXHIBIT A
Amended and RestateD 2005 STock incentive plan OF
CRIMSON EXPLORATION INC.